Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Jim Dwyer	Monica Orbe
(212) 518-5450	(212) 518-5455
Jim.Dwyer@alcoa.com	Monica.Orbe@alcoa.com

Alcoa Corporation Launches as an Independent Industry Leader in Bauxite, Alumina and Aluminum Products

Includes Upstream and North American Packaging Business from Alcoa Inc.

Operations span aluminum value chain

Portfolio positioned to take advantage of global aluminum demand and remain competitive across market cycle

Begins trading today on NYSE under ticker “AA”

New York, November 1, 2016 – Alcoa Corporation (NYSE: AA) today announced that it has completed the separation from its parent company Alcoa Inc. (now named Arconic Inc.) and has begun operating as an independent, publicly-traded company listed on the New York Stock Exchange under the symbol “AA.” Alcoa Corporation is a globally cost-competitive industry leader in bauxite, alumina and aluminum products, positioned to succeed throughout the market cycle.

“We are launching Alcoa Corporation as a world leader in the aluminum industry with distinct competitive advantages across the value chain,” said Roy Harvey, Chief Executive Officer of Alcoa. “Our bauxite and alumina portfolios enjoy strong first quartile cost positions and our aluminum portfolio has a highly competitive second quartile position. We’ve made a commercial success of our cast products business, our can sheet business is a leader in North America, and our substantial energy assets are also driving value for maximum profitability. We achieved all of this during difficult market conditions, remaining resilient thanks to the hard work and dedication of our talented 16,000 employees. As we look towards the future, we intend to continue operating with excellence and innovating within the industry we pioneered, always driven by our values and our strong will to succeed.”

Strength across the aluminum value chain

Alcoa has an industry-leading, cost-competitive portfolio comprised of six businesses across the aluminum value chain—Bauxite, Alumina, Aluminum, Cast Products, Rolled Products and Energy—that are positioned to succeed throughout the market cycle. The company’s footprint includes 25 manufacturing facilities worldwide, and approximately 16,000 employees.

Alcoa’s world-class asset base includes:

•	The world’s largest bauxite mining portfolio, with 45.3 million bone dry metric tons (bdmt) of production in 2015, and access to large bauxite mining deposits with mining rights that extend in most cases more than 20 years;

•	The world’s largest alumina producer, with nine refineries on five continents;

•	A newly optimized smelting portfolio well-positioned to benefit from improved future market conditions;

•	Casthouses offering differentiated, value-added aluminum products alloyed and cast into specific shapes to meet customer demand;

•	Rolling mill operations in Warrick, Indiana, and Ras Al Khair, Saudi Arabia to serve the North American aluminum can sheet market; and

•	A portfolio of energy assets of which approximately 55 percent is low-cost hydroelectric power to meet in-house energy requirements at the lowest possible cost, and to sell to external customers.

Alcoa projects global aluminum demand growth of 5 percent in 2016 and expects growth to double between 2010 and 2020. Alcoa Corporation is well-positioned to meet this robust demand.

Cost-Competitive Position

In the third quarter, Alcoa reported that it had exceeded its three-year 2016 target of moving down the global alumina cost curve. It also achieved its global aluminum cost curve target.

The Company now occupies the 17th percentile on the global alumina cost curve, 4 points better than target, and a 13-point improvement from the 30th percentile in 2010. Alcoa has also met its goal of moving to the 38th percentile on the global aluminum cost curve, a 13-point improvement from the 51st percentile in 2010.

Completion of Separation

The separation was completed today through a pro rata distribution by Alcoa Inc. of 80.1 percent of the outstanding shares of the newly formed Alcoa Corporation. Arconic will retain 19.9 percent of Alcoa Corporation common stock. The distribution is intended to qualify as a tax-free transaction to Alcoa Inc. shareholders for U.S. federal income tax purposes.

Alcoa Inc. shareholders today (i) receive one share of Alcoa Corporation common stock for every three shares of Alcoa Inc. common stock held as of the record date of October 20, 2016, and (ii) retain their shares of Alcoa Inc., which due to the name change of Alcoa Inc. to Arconic Inc., are now Arconic Inc. shares.

Please visit our website, www.alcoa.com, for additional information regarding the separation, including links to filings from the SEC.

Alcoa Foundation

To mark Alcoa Corporation’s launch as an independent company, the Alcoa Foundation, as part of its refreshed focus on sustainable development, is announcing a $300,000 one-year commitment to World Wildlife Fund (WWF). The program will address the impacts of climate change around the world, including in countries where Alcoa Corporation has operating locations, such as southwestern Australia, Brazil, Iceland and Norway.

Over the coming year, WWF will work with its partners to collect much-needed data on climate change and its effect on people and biodiversity. Findings from this initiative will help WWF develop conservation strategies and educational materials.

About Alcoa Corp.

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products, with a strong portfolio of value-added cast and rolled products and substantial energy assets. Alcoa is built on a foundation of strong values and operating excellence dating back nearly 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since inventing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability and stronger communities wherever we operate. Visit us online on www.alcoa.com, follow @Alcoa on Twitter and on Facebook at www.facebook.com/Alcoa.

Dissemination of Company Information

Alcoa Corporation intends to make future announcements regarding company developments and financial performance through its website at www.alcoa.com.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect the Company’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict.

Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Company disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.